EXHIBIT 18

                                      C-12



                       GIBRALTAR EQUITY GROWTH FUND, INC.

           RESOLUTION OF BOARD OF DIRECTORS AUTHORIZING AND PROVIDING
             FOR THE PERFORMANCE OF ACCOUNTING SERVICES AND TRANSFER
                       AGENCY AND ADMINISTRATION SERVICES



         WHEREAS the following conditions exist:

         (A) Gibraltar Equity Growth Fund, Inc., (the "Fund"), and Barclay Financial Services, Inc., ("BFS"), executed an Accounting Services Agreement, dated and effective December 1, 1995;

         (B) Under the Accounting Services Agreement BFS agreed to act as accounting services agent for the Fund to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Fund in accordance with the provisions of the Agreement;

         (C) The Fund and BFS executed a Transfer Agency and Administration Agreement, dated and effective on December 1, 1995;

         (D) Under the Transfer Agency Agreement BFS agreed to act as transfer, redemption and dividend disbursing agent, administrator of the Plans of the Fund and in other respects as stated in said agreement;

         (E) The Fund and BFM, Inc. (d/b/a/ Barclay Funds Management), ("BFM"), executed an Investment Advisory Contract, dated November 1, 1995, and effective December 1, 1995, whereunder BFM provides investment advisory services and a program of general administration and servicing as specified in Sections II, III and Iv of said contract;

         (F) BFS and BFM are wholly owned subsidiaries of Barclay Investments, Inc., ("Barclay"), which acts as distributor for the Fund under a Distribution Agreement effective December 1, 1995. Michael J. McGovern is Secretary of and Counsel for Barclay. Joseph J. Waltman is President and a director of BFS and the Fund. David F. Ganley is Treasurer and a director of BFS and the Fund.

         (G) On December 21, 1995, Mr. McGovern reported that the Barclay Board of Directors had requested that Messrs. Waltman and Ganley, as officers of BFS, submit to Barclay a plan of dissolution for BFS with a proposed date of January 31, 1996, such submission to include the steps necessary to implement such a plan and its impact upon the Barclay service contracts and the operations of the Fund and its companion fund, Gibraltar U.S. Government Securities Fund, Inc. A plan was submitted on December 22, 1995.

         (H) Barclay, through Mr. McGovern, stated that a dissolution plan for BFS might depend on whether or not the latter, in January, 1996, would acquire contracts for the origination and servicing of additional mutual funds. BFS was unable to make such acquisitions.

         (I) Pursuant to agreement reached on January 31, 1996, the following events occurred:
                (a) On and after February 1, 1996, BFS terminated its services for the Fund under the accounting services agreement and the transfer agency agreement. After such date, BFS will receive no servicing fees and will pay no administrative expenses of the Fund;

                (b) The affiliations of Messrs. Waltman and Ganley with BFS were terminated as of February 1, 1996;

                (c) On and after February 1, 1996, the Fund, by its officers, namely Mr. Waltman, President, and Mr. Ganley, Treasurer, will act as it own accounting services and transfer agent;

                (d) BFM, while continuing as investment adviser under the foregoing contract, waived for the period February through April, 1996, its investment advisory and management fee and will pay no administrative expenses of the Fund;

                (e) The costs to the Fund for investment advisory and management services shall be at the same rates as those specified in the Investment Advisory Contract with BFM and in the former Accounting Services and Transfer Agency Agreements with BFS. The officers of the Fund, as its agents, shall be responsible for compensating the providers of such services.


            THEREFORE, BE IT RESOLVED THAT THE FOLLOWING ACTIONS AND
                  CONDITIONS ARE HEREBY RATIFIED AND APPROVED:


         (1) The Fund is authorized to act as its own accounting services agent and transfer agent;

         (2) The following officers of the Fund, namely Joseph J. Waltman, President, and David F. Ganley, Treasurer, are authorized and directed to act as agents for the Fund in the performance of these accounting and transfer agency services. Messrs. Waltman and Ganley have heretofore performed such services for the Fund as agents for BFS prior to the termination of the foregoing agreements and the termination of their affiliations with BFS.

         (3) The functions of accounting services agent are specified in Sections 2 through 9, 10 (a) (b) and (c), 11, 13 and 18 of the former accounting services agreement. The Fund shall perform the functions specified for itself in the aforesaid sections and shall assume, for itself, the functions specified for the former accounting services agent in the aforesaid sections which are incorporated by reference in this resolution.

         (4) The functions of transfer and dividend disbursing agent are specified in Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 14, 15 (b), and 18 of
the former transfer agency agreement. The Fund shall perform the functions specified for itself in the aforesaid sections and shall assume, for itself, the functions specified for the former transfer agent in the aforesaid sections which are incorporated by reference in this resolution.

         (5) (a) The fees heretofore payable for the cost of investment advisory and administrative services under the investment advisory contract are specified in Section 5 of that contract.

                (b) The fees heretofore payable for the cost of accounting services are specified in Schedule A of the former Accounting Services Agreement, which schedule is incorporated herein by reference.

                (c) The fees heretofore payable for the cost of transfer agency services are specified in Schedule A of the former Transfer Agency Agreement, which schedule is incorporated herein by reference.

                (d) From and after February 1, 1996, the cost to the Fund for the services specified in subsections (a), (b) and (c) of this Section 5 shall be at the same rates as those specified in such subsections. The officers of the Fund, as its agents, shall be responsible for compensating the providers of such services.





March  , 1996